Exhibit 99.1

CONTACTS:
AnneMarie Mathews	Richard Leland
Media Relations	Investor Relations
561-438-6710	561-438-3796
annemarie.mathews@officedepot.com	richard.leland@officedepot.com

OFFICE DEPOT ANNOUNCES BUSINESS UNIT PRESIDENTS

AND EXECUTIVE APPOINTMENTS

Boca Raton, Fla., May 30, 2017 – Office Depot, Inc. (NASDAQ:ODP), a leading provider of office products, services, and solutions, today announced the appointment of several senior executives to align with the Company’s focus to grow its North American business.

Steve Calkins has been named President, Business Solutions Division, focused on serving Office Depot’s B2B customers. With Office Depot since 2003, Calkins has been the Company’s Executive Vice President and Chief Legal Officer since August 2016. Prior to that, he held various executive leadership roles in operations for over five years, including having responsibility for the Company’s contract sales business and Canadian operations. Having already been successful in these roles, he brings a wealth of knowledge and relationships that will support the continued momentum currently underway and drive expansion in adjacencies and services among B2B customers.

Troy Rice has been named President, Retail Division, focusing on our B2C customers. With a background of nearly 30 years in the retail industry, Rice, will maintain responsibility for setting the strategic direction of the Company’s retail offerings while transforming the customer experience. In addition, he will oversee the Copy and Print business. Rice was previously Executive Vice President and Chief Operating Officer, and has been with Office Depot since April 2014. Prior to joining Office Depot, Rice held various executive leadership roles with Toys “R” Us and The Home Depot.

“With our Company’s revenue evenly split between the retail and delivery businesses, it is imperative that we have strong leadership to meet our customer needs in both of these key business segments,” said Gerry Smith, Chief Executive Officer for Office Depot, Inc. “Both Steve and Troy have significant experience leading these businesses which will allow us to better leverage our integrated multi-channel business model and continue to execute against our strategic initiatives.”

Additionally, Michael Allison, formerly Executive Vice President and Chief People Officer, recently has assumed the new role of Executive Vice President, Chief Administrative Officer. With Office Depot since 2006, Allison is utilizing his significant company and industry experience as he continues to oversee Human Resources, Communications, Loss Prevention and Events, and has added responsibilities for IT, Real Estate and Construction.

Kevin Moffitt, currently Senior Vice President, eCommerce, will assume the expanded role of Chief Digital Officer, leading eCommerce and all digital-related activities for the

Company. Moffitt, who has been with the company since 2012, will build on his more than 20 years of experience creating integrated, customer-centric digital experiences. Reporting to Steve Calkins, he will be responsible for transforming Office Depot’s digital platforms, driving digital strategy and innovation and accelerating the company’s online and mobile growth.

In addition, John Gannfors has recently joined Office Depot as Executive Vice President, Transformation and Strategic Sourcing. Gannfors is leading the company’s Transformation Office, process improvement and strategic sourcing areas where he will be responsible for procurement, driving business process improvements across the organization and executing on various efficiency and cost savings opportunities. He most recently spent nearly 10 years as Vice President, Global Supply Chain and Chief Procurement Officer, Data Center Group, at Lenovo. Prior to joining Lenovo, he spent approximately 12 years in various leadership roles at Dell.

Rounding out the company’s executive team are Stephen Hare, Executive Vice President and Chief Financial Officer, and Timothy Beauchamp, Executive Vice President, Supply Chain.

“I am confident that with these leaders in place, we have the optimal structure and expertise to support and expand our customer base and focus on growing our North American business to position Office Depot for long-term future success,” added Smith.

About Office Depot, Inc.

Office Depot, Inc. is a leading provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

The company had 2016 annual sales of approximately $11 billion, employed approximately 38,000 associates, and served consumers and businesses in North America and abroad with approximately 1,400 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – with a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax and Grand & Toy. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and Highmark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP.”

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. ©2017 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.